As filed with the Securities and Exchange Commission on July 2, 2003


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

                             POLYAIR INTER PACK INC.
             (Exact name of registrant as specified in its charter)

         Ontario, Canada                      N/A
 (State or other jurisdiction of       (I.R.S. Employer Identification Number)
incorporation or organization)

                         ------------------------------

                              258 Atwell Drive
                        Toronto, Ontario, Canada M9W 5B2
                                 (416) 740-2687
                    (Address of Principal Executive Office)

                    Polyair Inter Pack Inc. Stock Option Plan
                   ---------------------------------------------
                            (Full Title of the Plan)




                    (Name and Address of Agent for Service)

                       Copies to: DENNIS P. McCONNELL, ESQ.
                          DOLGENOS NEWMAN & CRONIN LLP
                            NEW YORK, NEW YORK 10012
                                 (212) 925-2800

                         CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------
                                          Proposed      Proposed
                                          Maximum       Maximum
Title of Each Class       Amount to Be    Offering      Aggregate    Amount of
of Securities to be        Registered(1)  Price Per     Offering    Registration
   Registered                              Share (2)    Price          Fee(3)

Common Stock, no par        1,140,000     $4.50        $5,130,000    $416.00
value
------------------------------------------------------------------------------
(1)  The aggregate number of shares issuable under the [Plan].

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(3) Computed in accordance with Section 6(b) of the Securities Act, by multiplying 0.0000809 by the proposed maximum aggregate offering price.


                                     PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a)
                                   PROSPECTUS



Documents containing information specified in Part I of Form S-8 will be sent or given to eligible participants as required by Rule 428(b)(1). Such documents and documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. All such documents will be dated and maintained in a "prospectus file" as required by Rule 428(a) and will contain the following legend in a conspicuous place as directed by Rule 428(b)(1):


      This document (or specifically designated portions of this document) constitutes (constitute) part of a prospectus covering securities that have been registered under the Securities Act of 1933.



                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3: INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Polyair Inter Pack Inc. (the "Registrant") with the Commission are incorporated in and made a part of this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference: (1) the Annual Report on Form 20-F dated May 15, 2003; and (2) from the date of filing of such documents, all documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold.

ITEM 4: DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5: INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers.

The Ontario Business Corporations Act provides the following authority to indemnify directors and officers of the Company:

     (1) Indemnification of directors.--A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

     (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     (2) Index.--A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in clauses (1)(a) and (b).

     (3) Index.--Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

     (a) was substantially successful on the merits in his defense of the action or proceeding; and

     (b) fulfills the conditions set out in clauses (1)(a) and (b).

     (4) Liability insurance.--A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him,

     (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

     (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

     (5) Application to court.--A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

     (6) Indem.--Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel. R.S.O. 1980, c. 54, s. 145 amended.


ITEM 7:           EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.


ITEM 8:           EXHIBITS


Exhibit No.

5    Opinion of GOLDMAN, SPRING, KICHLER & SANDERS

23.1 Consent of KPMG

23.2 Consent of GOLDMAN, SPRING, KICHLER & SANDERS (contained in Exhibit 5)


ITEM 9:  UNDERTAKINGS

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration
Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 2nd_ day of July 2003.


POLYAIR INTER PACK INC.


By:/s/ HENRY SCHNURBACH
Name: Henry Schnurbach
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Title                                  Date

/s/FRED A. LITWIN
-----------------
Fred A. Litwin                      Chairman of the Board      July 2, 2003
                                    of Directors

/s/ HENRY SCHNURBACH
----------------------
Henry Schnurbach                    President, Chief           July 2, 2003
                                    Executive Officer and
                                    Director


------------------------
Daniel S. Tamkin                    Director                   July 2, 2003


/s/ ALAN CASTLE
-------------------------
Alan Castle                         Director                   July 2, 2003


/s/ SOL NAYMAN
--------------------------
Sol D. Nayman                       Director                   July 2, 2003


/s/ SIDNEY GREENBERG
--------------------------
Sidney Greenberg                    Director                   June 2, 2003


/s/ JOHN FOGLIETTA
--------------------------
John Foglietta                      Chief Financial            July 2, 2003
                                    Officer (Principal
                                    Accounting
                                    and Financial Officer)

                                  EXHIBIT INDEX

Exhibit No.


5.1  Opinion of GOLDMAN, SPRING, KICHLER & SANDERS


23.1 Consent of KPMG


23.2 Consent of GOLDMAN, SPRING, KICHLER & SANDERS (contained in the opinion filed as Exhibit 5.1)